LEGAL OPINION LETTER - BLACK UNICORN FACTORY

    Issued by: LMAO Legal Services PLLC
Date: April 7, 2025
Attorney: Lewis Mao, State Bar No. 24138685

Summary:
- S-1 and 8-A registration confirmed
- Reporting compliant with Exchange Act
- Audited revenue (2024): $245.3M; Net income: $73.46M
- Shareholder count: >11,000; Market cap: $500M+
- Financial statements GAAP compliant
- Nasdaq listing standards believed to be met
- Company in good standing